EXHIBIT 4.4

First Amendment to Promissory Note
(12/9/11 – Note #2)

This First Amendment to Promissory Note (the “First Amendment”) is made effective as of August 14, 2012, by and between UNITED AMERICAN HEALTHCARE CORPORATION, a Michigan corporation (the “Company”); and ST GEORGE INVESTMENTS LLC, an Illinois limited liability company (“Holder”).

RECITALS:

A.           The Company issued to Holder that certain unsecured Promissory Note dated December 9, 2011, in the original principal amount of $300,000 (the “Original Note #2”). Capitalized terms used in this First Amendment and not defined in this First Amendment shall have the meanings given to such terms in the Original Note #2.

B.           Pursuant to that certain Note Purchase Agreement of even date herewith between the Company and Holder (the “Purchase Agreement”), the Holder has agreed to purchase an additional promissory note of even date herewith from Company for a purchase price of $370,000 (“Note #5”).

C.           As an express condition to Holder delivering the purchase price for Note #5 to the Company under the Purchase Agreement, the Company must enter into this First Amendment to make all of the indebtedness evidenced by Original Note #2 secured by all of the assets of the Company.

D.           The Company and the Holder desire to modify Original Note #2 in the manner set forth in this First Amendment to satisfy the Company’s obligations under the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Company and the Holder agree as follows:

1. Amendments.

(a) A new Section 7 of the Original Note #2 is hereby added to read as follows:

“7.           Security. This Note is secured by that certain Security Agreement dated August 14, 2012, as the same may be amended from time to time, executed by the Company in favor of the Holder encumbering all of the assets of the Company (the “Security Agreement”), all the terms and conditions of which are hereby incorporated into and made a part of this Note. This Note is also secured by that certain Pledge and Security Agreement dated August 14, 2012, as the same may be amended from time to time, executed by the Company in favor of the Holder pledging as collateral for repayment of this Note the membership units held by the Company in Pulse Systems, LLC, a Delaware limited liability company (the “Pledge Agreement”), all the terms and conditions of which are hereby incorporated into and made a part of this Note. Upon the occurrence of an Event of Default, the Holder may pursue all of its rights and remedies at law or in equity, including without limitation, foreclosure upon the collateral described in Security Agreement and the Pledge Agreement.”

2. Ratification.  As modified and supplemented by this First Amendment, the Original Note #2 is ratified and confirmed and shall continue in full force and effect.

3. Counterparts.  This First Amendment may be executed in any number of counterparts, each of which will be an original but all of which will constitute one and the same instrument.  Signature and acknowledgement pages may be detached from individual counterparts and attached to a single or multiple original(s) in order to form a single or multiple original(s) of this document. Any facsimile signature on any counterpart of this First Amendment shall be deemed to be an original signature for all purposes and shall fully bind the party whose facsimile signature appears on the counterpart.

IN WITNESS WHEREOF, this First Amendment is effective as of the date and year first above written.

COMPANY:

UNITED AMERICAN HEALTHCARE CORPORATION,
a Michigan  corporation

                                                      By:           /s/ Robert T. Sullivan
                                                      Name:      Robert T. Sullivan
                                                      Title:        Chief Financial Officer

HOLDER:

ST GEORGE INVESTMENTS LLC,
an Illinois limited liability company

By:           Fife Trading, Inc.,
an Illinois corporation,
its Manager

                                                                By:           /s/ John M. Fife
                                                                Name:      John M. Fife
                                                                Title:        President